                                                                   Exhibit 10.11


                           APEX SILVER MINES LIMITED
                                Caledonian House
                           Mary Street, P.O. Box 1043
                           George Town, Grand Cayman
                                 Cayman Islands


                                                                 August 14, 1996

FAX:    011-613-9824-8475

Mr. Keith R. Hulley
6 Boandyne Court
Toorak, VIC 3142, Australia

     Re:  Apex Silver Mines Limited Offer Of Employment

Dear Keith,

In line with our recent discussions, we are pleased to present herein the terms of our employment offer with Apex Silver Mines Limited or its United States affiliate as applicable (collectively the "Company").

I.   THE POSITION

     We have discussed, at some length, the content of the job and I believe we are in agreement on it. As I now envision it the principal responsibilities of this position involve:

     . Determine and provide to the Chairman views on optimum strategies for development as well as relevant implementation programs and timetable. Function along with the Chairman and Mining Oriented Director as key participants in the strategic development process.

     . Manage the evaluation of specific potential acquisitions, i.e., land positions, reserves, abandoned mines and active mines from both a future economic and risk assessment point of view.

     . Manage mine/mill development programs to include all prefeasibility and feasibility studies, involving both underground and open pit mines.

     . Assure that all significant design, engineering and construction work is done in a cost and quality effective mode in a manner consistent with the company's strategy, long term plan and financial and people resources. Oversee the preparation of prefeasibility and feasibility studies and participate in them at key points.

     . Assure that a satisfactory transition is made from a development project to an operating mine/mill.

     . Build a solid core of operating management that can function effectively in all the company's properties.

Mr. Keith R. Hulley
August 14, 1996
Page 2


     . Provide input to the Chairman on the current operating capabilities of proposed joint venture partner(s).

     .   Function as principal operating liaison with joint venture partners.

     . Participate, along with the Chairman, in the formulation of the internal capital development process and programs for the Company as decided on by the Chairman.

     . Take the management responsibility for the successful execution of these programs.

     . Participate in the formulation of the planning and budget process for all properties for which the company has operating responsibilities and/or minority rights and veto powers.

     . Stay on top of all environmental developments, domestic and international and assure that they are handled/managed effectively.

     . Provide judgments to the CEO as to how effectively the company is interfacing with the host country governments, culture and other mining companies operating there.

     . Be prepared to travel extensively as required by the needs of the business.

     Naturally, you agree that all information concerning the Company business will be treated as confidential.

     You will be based in Denver, Colorado, and travel will be based upon the requirements of the position. You agree to devote your full working time to the Apex Silver Mines Group of companies You agree not to accept any additional Directorships unless approved by Apex's Chairman.

II.  TITLE AND REPORTING RELATIONSHIPS

     1.  TITLE

         Your title will be Executive Vice President and Chief Operating Officer. In addition, upon your joining the company, I will recommend to the Board of Directors that you be elected a Director of the company.

     2.  REPORTING RELATIONSHIPS

         You will report directly to me.

Mr. Keith R. Hulley
August 14, 1996
Page 3


III. START DATE

     You may start employment with us at a mutually agreed upon date. Your compensation and benefits will commence on your first day of employment.

IV.  COMPENSATION

     1.  BASE COMPENSATION

         You will be paid an annual base compensation of US$225,000, payable monthly. Your first review of base compensation will be in 18 months of your joining the company.

     2.  BONUS

         I plan to install a Performance Bonus Plan at Apex covering the Calendar Year 1998 to be paid out according to the provisions of the Performance Bonus Plan when it is adopted which will undoubtedly occur after 1998.

     3.  BENEFITS

         Quite obviously a mining junior does not compete with a major mining company in terms of providing a complete comprehensive and top of the line benefit plan. As you know, I recently commissioned Anderson & Schwab to conduct a compensation and benefit survey comprising juniors, intermediate and senior mining companies. I then asked A&S to recommend what they considered to be relevant competitive benefit plans that would be suitable for Apex.

         These plans, which are discussed below represent our present thinking on benefits that we plan to adopt for Apex. Although these plans are likely to be adopted, they have not yet been finalized.

         Apex' intent with regard to each benefit plan is as follows:

         Title of Plan                    Likely Apex Plan
         -------------                    ----------------
         Medical Plan                     HMO or PPO.
                                          If PPO: 80/20 coverage, deductible
                                          $200 per person, $400 per family,
                                          annual maximum $1,000 per person,
                                          $2,000 per family, $1,000,000 lifetime
                                          maximum.

         Dental Plan                      Either a plan with a $150 family
                                          deductible and $1,250 maximum annual
                                          benefit or a Dental HMO.

         Vision Plan                      None, but a Medical Reimbursement
                                          Account is contemplated, funded by

Mr. Keith R. Hulley
August 14, 1996
Page 4


                                          the Company, that can be used for
                                          certain health care expenditures such
                                          as vision.

         Short-Term Disability            6 months full pay based on service.

         Long-Term Disability             66% of pay up to $12K per month.

         Survivor Benefit Plan            Probably won't have one

         Life Insurance Plan              2 x salary at $500K maximum

         AD&D Insurance Plan              2 x salary at $500K maximum

         Travel Accident Insurance Plan   Covered by life insurance and AD&D
                                          insurance

         Savings Plan                     401K plan or equivalent savings plan
                                          with company matching 50% of
                                          individual's contribution up to 6% of
                                          individual's salary up to a federally
                                          mandated cap, which is currently
                                          $150K. Increase in Apex's
                                          contributions to be considered when
                                          company is in production and has a
                                          positive cash flow.

         Pension Plan                     Some form of pension to be considered
                                          in the long-term future.

         Should you accept this offer of employment, it is our intent to work with you regarding your being covered under these plans in a timely way. This work will be done by A&S' Dick Hinkel, who is a career long human resources specialist whose prior assignment (for fifteen years) was as Vice President, Human Resources, for Homestake Mining. Dick took the lead in doing the compensation and benefits survey described above.

     4.  STOCK OPTIONS

         You will be eligible for participation in the Company's stock option plan. Thus, we will provide you with options on approximately $1,000,000 of stock of Apex Silver Mines Limited. The price of Apex's stock is based on the value of the company (US $160 million) as was determined by the recent successful completion of our private placement.

         . You will vest in these options over a four year period at 25 percent per year.

Mr. Keith R. Hulley
August 14, 1996
Page 5


         . You will be eligible to vest immediately upon joining the Company, at which time you will be subject to the same shareholders' agreement entered into by all Apex's shareholders.

V.   OTHER

     1.  VACATION

         Four weeks vacation per year.

     2.  REIMBURSABLE EXPENSES

         . You will be reimbursed for all expenses incurred in connection with travel on company business.

         , The company is considering and probably will adopt the policy of providing corporate credit cards to cover travel, hotel, etc. However, a final judgment on this point has not been made.

        . As to class of travel, domestic travel will be coach and all international travel will be business class.

        .    Frequent flyer miles will be the property of the user.

     3.  YOUR PAY

         Upon joining, and until Apex establishes a Denver office, you will be paid by wire to your bank account.

     4.  COMPANY OFFICE

         The company will establish a Denver office but it will take a while to do so. Until then the company will require that you work out of your home when you are in Denver. This, of course, means that if it will take a month or even longer before an office is established, that the company would expect you to put in a separate business telephone line and a fax machine for which they would reimburse you fully for both installation and use.

     5.  ALLOWANCE FOR MOVING/RELOCATION

         In principle, Apex will pay the moving expenses for you and your wife from Melbourne to Denver in accordance with the provisions of generally accepted relocation plans of mid sized mining companies. I have asked A&S to recommend an appropriate relocation plan to cover its senior management people which plan will apply to your forthcoming relocation.

VI.  SEVERANCE AGREEMENT

     In the event the Company should desire to terminate your employment, except for cause, within three years after your employment starting date, you will be entitled to severance pay for a twelve-month period at your existing salary, as well as a

Mr. Keith R. Hulley
August 14, 1996
Page 6


     continuation of your benefits. Upon such an occurrence, bonus awards and stock options will be suspended.

     You agree that in the event you leave Apex that for a period of two years you will not join any company whose primary business is the acquisition and development of silver mines.

*                   *                    *                       *

I have enjoyed getting acquainted with you over the last six months. As a result of getting to know you, I believe that you can make a major contribution to our business and that you will find the work interesting and challenging. I hope you will find these terms of employment attractive. If you accept our offer of employment, please sign in the space indicated below and return the designated copy to us.


                                                Sincerely,


                                                /s/  Thomas S. Kaplan
                                                --------------------------------
                                                Thomas S. Kaplan
                                                Chairman

AGREED TO AND ACCEPTED:
-----------------------


/s/  Keith R. Hulley
-----------------------
     Keith R. Hulley

September 2, 1996
-----------------------
     Date